CIBOLA CORPORATION

                           Financial Statements
                     December 31, 2004, 2003 and 2002

         (Information with respect to 2003 and 2002 is unaudited)


                               CIBOLA CORPORATION

                                TABLE OF CONTENTS





INDEPENDENT AUDITORS' REPORT..................................................1

FINANCIAL STATEMENTS - Information with respect to 2003 and 2002 is unaudited

     Balance Sheets
        December 31, 2004 and 2003............................................2

     Statements of Earnings
        Years Ended December 31, 2004, 2003 and 2002..........................3

     Statements of Stockholders' Equity
        Years Ended December 31, 2004, 2003 and 2002..........................4

     Statements of Cash Flows
        Years Ended December 31, 2004, 2003 and 2002..........................5

     Notes to the Financial Statements........................................6

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Cibola Corporation:

We have audited the accompanying balance sheet of Cibola Corporation as of December 31, 2004, and the related statements of earnings, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of Cibola's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cibola Corporation as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying balance sheet of Cibola Corporation as of December 31, 2003 and the related statements of earnings, stockholders' equity and cash flows for the years ended December 31, 2003 and 2002 were not audited by us and, accordingly, we do not express an opinion on them.

                                          COLE & REED P.C.

Oklahoma City, Oklahoma
April 11, 2006

                                           Cibola Corporation
                                             Balance Sheets
                                       December 31, 2004 and 2003
                                                                                           (unaudited)
                                                                               2004           2003
                                                                               ----           ----
Assets
Current assets:
  Cash and cash equivalents                                           $        5,470    $       18,948
  Accounts receivable                                                        635,178           667,185
  Accrued interest                                                            27,585            25,037
  Notes receivable                                                            91,544           103,464
  Deposits                                                                        --           729,600
  Other                                                                       16,374            41,095
                                                                      --------------    --------------
    Total current assets                                                     776,151         1,585,329
                                                                      --------------    --------------
Restricted assets:
  Cash and cash equlvalents                                                3,742,603         2,726,356
  Investment securities                                                   11,912,417        11,656,973
  Certificates of deposit                                                         --           122,000
  Accrued Interest                                                           478,052           134,762
  Notes receivable                                                         7,184,203         3,758,202
                                                                      --------------    --------------
    Total restricted assets                                               23,317,275        18,398,293
                                                                      --------------    --------------

      Total assets                                                    $   24,093,426        19,983,622
                                                                      ==============    ==============


Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                   $      371,494           371,494
   Deferred Income taxes                                                     109,000            83,000
                                                                      --------------    --------------
      Total current liabilities                                              480,494           454,494
                                                                      --------------    --------------
Stockholders' equity:
   Preferred stock, $1,000 par, 16,200 shares authorized, issued and       2,127,929         2,127,929
    outstanding
   Common stock, $0.01 par, 180,000 shares authorized, issued and              1,800             1,800
    outstanding
   Contributed capital                                                     1,474,200         1,474,200
   Retained enarnings                                                     20,408,712        16,596,141
   Accumulated other comprehansive income                                  1,038,851           767,618
   Note receivable - common stock                                         (1,438,560)       (1,438,560)
                                                                      --------------    --------------
       Total stockholders' equity                                         23,612,932        19,529,128
                                                                      --------------    --------------

          Total liabilities and stockholders' equity                  $   24,093,426        19,983,622
                                                                      ==============    ==============

See accompanying notes to the financial statements


                                    Cibola Corporation
                                  Statement of Earnings
                       Years Ended December 31, 2004, 2003 and 2002
                                                               (unaudited)   (unaudited)
                                                 2004            2003           2002
                                            --------------------------------------------
Natural gas marketing sales                $   7,261,830       6,887,241      6,561,718
Cost of natural gas sold                       4,410,748       4,398,696      4,405,485
                                           -------------   -------------  -------------
     Gross margin                              2,851,082       2,488,545      2,156,233

Operating expenses
    General and administrative expenses           30,275          58,191         29,344
                                           -------------   -------------  -------------

              Operating Income                 2,820,807       2,430,354      2,126,889

Investment Income (loss), net                  1,462,659         564,894     (1,140,047)
Other expense                                    (62,164)             --             --
                                           -------------   -------------  -------------

              Earnings before income tax       4,221,302       2,995,248        986,842
Income tax expense                               408,731         356,188        241,432
                                           -------------   -------------  -------------

                Net earnings               $   3,812,571       2,639,060        745,410
                                           =============   =============  =============

See accompanying notes to the financial statements


                                                         Cibola Corporation
                                                 Statements of Stockholders' Equity
                                            Years Ended December 31, 2004, 2003 and 2002

                                      Number of Shares
                                        Outstanding                                             Accumulated   Note
                                      -----------------                                            Other     Receivable     Total
                                       Preferred Common  Preferred Common Contributed Retained Comprehensive  Common   Stockholders'
                                          Stock  Stock     Stock    Stock  Earnings  Earnings  Income (Loss)   Stock        Equity
                                          ------ -------  ---------- ----- --------- ---------- ----------- ----------    ---------
Balance as of December 31, 2001                         |
 (unaudited)                              16,200 180,000| $2,127,929 1,800 1,474,200 13,211,671 (1,611,226) (1,438,560)   13,765,814
                                                        |
Comprehensive income (unaudited):                       |
 Net earnings                                 --      --|         --    --        --    745,410         --          --       745,410
 Other comprehensive income, net of tax:                |
   Net unrealized gains on investment         --      --|         --    --        --         --    377,776          --       377,776
    securitiesarising during the year                   |
    net of reclassification adjustment                  |
    for gains the year not of                           |
    reclassification adjustment for                     |
    gains included in net earnings                      |
                                                        |                                                                 ----------
      Total comprehensive income                        |                                                                  1,123,186
                                                        |                                                                 ----------
                                          ------ -------| ---------- ----- --------- ---------- ----------  ----------    ----------
Balance as of December 31, 2002                         |
  (unaudited)                             16,200 180,000| $2,127,929 1,800 1,474,200 13,957,081 (1,233,450) (1,438,560)   14,889,000
                                                        |
Comprehensive income (unaudited)                        |
 Net Earnings                                 --      --|         --    --        --  2,639,060         --          --     2,639,060
 Other comprehensive income, net of tax:                |
   Net unrealized gains on investment         --      --|         --    --        --         --  2,001,068          --     2,001,068
    securities arising during the year                  |
    net of reclassification adjustment                  |
    for gains the year not of                           |
    reclassification adjustment for                     |
    gains included in net earnings                      |
                                                        |                                                                 ----------
      Total comprehensive income                        |                                                                  4,640,128
                                                        |                                                                 ----------
                                          ------ -------| ---------- ----- --------- ---------- ----------  ----------    ----------
Balance as of December 31, 2003                         |
  (unaudited)                             16,200 180,000| $2,127,929 1,800 1,474,200 16,596,141    767,618  (1,438,560)   19,529,128
                                                        |
Comprehensive income                                    |
 Net Earnings                                 --      --|         --    --        --  3,812,571         --          --     3,812,571
 Other comprehensive income, net of tax:                |
   Net unrealized gains on investment         --      --|         --    --        --         --    271,233          --       271,233
    securities arising during the year                  |
    net of reclassification adjustment                  |
    for gains the year not of                           |
    reclassification adjustment for                     |
    gains included in net earnings                      |
                                                        |                                                                 ----------
      Total comprehensive income                        |                                                                  4,083,804
                                                        |                                                                 ----------
                                          ------ -------| ---------- ----- --------- ---------- ----------  ----------    ----------
Balance as of December 31, 2004           16,200 180,000| $2,127,929 1,800 1,474,200 20,408,712  1,038,851  (1,438,560)   23,612,932
                                          ====== =======| ========== ===== ========= ==========  =========  ==========    ==========

See accompanying notes to the financial statements


                                           Cibola Corporation
                                        Statements of Cash Flows
                              Years Ended December 31, 2004, 2003 and 2002
                                                                             (unaudited)    (unaudited)
                                                                 2004            2003           2002
                                                              -----------    -----------    -----------
Cash flows from operating activities
Net earnings                                                  $ 3,812,571    $ 2,639,060    $   745,410
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
      Realized (gain) loss on sale of investment securities      (606,942)        58,456      1,612,197
      Amortization of bond premiums and discounts, net            (57,766)       (56,977)       (35,851)
      Changes in operating assets and liabilities:
         Accounts receivable                                       32,007        526,163       (582,708)
         Accrued interest                                        (345,838)       (69,928)       (29,628)
         Deposits                                                 729,600             --       (729,600)
         Other assets                                              24,721         24,653         24,653
         Accounts payable                                              --       (359,510)       359,574
         Income taxes payable                                          --        (27,443)       (37,218)
                                                              -----------    -----------    -----------
           Net cash provided by operating activities            3,588,353      2,734,474      1,326,829
                                                              -----------    -----------    -----------
Cash flows from investing activities
Purchase of investment securities                              (4,437,108)    (3,404,384)    (8,339,825)
Proceeds from the sale or maturity of investment securities     5,143,605      2,548,443      6,040,081
Receipts on notes receivable                                      211,920        275,000         20,000
Funding of notes receivable                                    (3,626,001)    (2,769,282)      (700,000)
Purchase of certificates of deposit                                    --        (97,000)      (672,000)
Proceeds from the maturity of certificates of deposit             122,000        552,000        515,000
                                                              -----------    -----------    -----------
Net cash used for investing activities                         (2,585,584)    (2,895,223)    (3,136,744)
                                                              -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents            1,002,769       (160,749)    (1,809,915)

Cash and cash equivalents as of beginning of year               2,745,304      2,906,053      4,715,968
                                                              -----------    -----------    -----------
Cash and cash equivalents as of end of year                   $ 3,748,073    $ 2,745,304    $ 2,906,053
                                                              ===========    ===========    ===========
Supplemental disclosure of cash flow information -
   Cash paid during the year for income taxes                 $   408,731    $   383,631    $   278,650
                                                              ===========    ===========    ===========

See accompanying notes to the financial statements

                               Cibola Corporation
                        Notes to the Financial Statements
                        December 31, 2004, 2003 and 2002
            (Information with respect to 2003 and 2002 is unaudited)



1      NATURE OF OPERATIONS

       Cibola Corporation (Cibola), a Wyoming corporation formed in 1996, is a natural gas marketing company located in Cody, Wyoming.

       NATURAL GAS MARKETING OPERATIONS

       Cibola's natural gas marketing operations are limited to one long-term sales contract and at least two long term purchase contracts. Cibola sells natural gas to a third party under a long-term sales agreement that expires August 31, 2005. Under the terms of the agreement, Cibola delivers a specified quantity of gas daily to the third party at a mandated deliver point at a fixed price that increases 5% annually. To provide the supply of natural gas to fulfill the sales agreement, Cibola has entered into purchase contracts with another third party to receive the same quantity of gas daily at the deliver point mandated by the sales agreement.

       With the excess cash flow generated from its gas marketing operations since 1996, Cibola has invested in a portfolio of investment securities and notes receivable.

2      SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF ACCOUNTING

       Cibola's accounting policies reflect industry practices and conform to accounting principles generally accepted in the United States of America. The more significant of such policies are briefly described below.

       CASH AND CASH EQUIVALENTS

       Cash equivalents are highly liquid investments with an original maturity of three months or less at the date of purchase. This includes money market accounts held at brokerage firms.

       ACCOUNTS RECEIVABLE

       Accounts receivable are recorded at their invoiced amount and are not interest bearing. Uncollectible accounts have been historically infrequent and insignificant. In addition, management believes the risk of loss associated with uncollectible accounts is minimal. Accordingly, no allowance for uncollectible accounts has been recorded.

       RESTRICTED ASSETS

       As discussed in note 6, the preferred stock provides for individual sinking funds for Series A, Series B and Series C. The sinking fund provides for a periodic irrevocable pro rata transfer of excess cash flows to each sinking fund. Such assets are classified as restricted assets on the balance sheets.

       INVESTMENT SECURITIES

       Publicly-traded equity securities and debt securities are classified as available for sale and are recorded at market using the specific identification method. The fair value of investments available for sale is based on quoted market prices. Unrealized gains and losses (excluding other-than-temporary impairments) are reflected as accumulated other comprehensive income in equity. Equity investments in privately-held companies are recorded at cost.

       Premiums and discounts on investments are deferred and amortized/accreted to income over the term of the investment using a method that approximates the interest method. Gains and losses on sales are included in the statement of earnings and are computed on the basis of specific identification of the cost of each security.

       Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, and our intent and ability to hold the investment. We also consider specific adverse conditions related to the financial health of and business outlook for the investee, including operational and financing cash flow factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

       MAJORITY STOCKHOLDER

       Since formation of Cibola, The Beard Company (Beard) owns 144,000 of Cibola's 180,000 shares of common stock.

       REVENUE RECOGNITION

       Natural gas marketing sales are recognized when delivery has occurred and title has transferred.

       INCOME TAXES

       The results of Cibola's operations are included in the consolidated federal tax return of Beard. Under the tax allocation policy, Cibola calculates and remits its federal tax liability quarterly to Beard. Cibola, with its Wyoming operation, is not subject to state income tax.

       Cibola accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The principal items, which give rise to these differences, are the change in unrealized gains (losses) on investment securities.

       USE OF ESTIMATES

       Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

3      CASH AND CASH EQUIVALENTS

       Cibola maintains cash balances at a banking institution, which at times, exceed federally insured limits. Cibola has not experienced any losses in such accounts and believes there is no exposure to any significant credit risk on cash and cash equivalents.

4      INVESTMENT SECURITIES

       A summary of investment securities at December 31, 2004 and 2003 is as follows:

                                                                                               (unaudited)
                                                                               2004                2003
                                                                         ------------------ -------------------
       Investments available for sale, at fair value                     $     9,294,417         10,046,973
       Equity investments, at the lower of cost or impaired value              2,618,000          1,610,000
                                                                         ------------------ -------------------
                                                                         $    11,912,417         11,656,973
                                                                         ================== ===================

     Investments available for sale at December 31, 2004 and 2003 consist of the following:

                                                                  Gross            Gross
                                               Amortized        Unrealized       Unrealized       Estimated
                                                  Cost            Gains           Losses         Fair Value
                                             --------------- ---------------- ---------------- ----------------
       December 31, 2004
       Publicly-traded equity stocks       $    4,717,162       1,221,835          (64,437)       5,874,560
       Mutual funds                             1,867,004         185,629          (68,488)       1,984,145
       Corporate bonds                          1,098,618          32,732           (1,933)       1,129,417
       Government bonds                           297,132           9,354             (191)         306,295
                                           --------------- ---------------- ---------------- ----------------
                                           $    7,979,916       1,444,550         (135,049)       9,294,417
                                           =============== ================ ================ ================

       December 31, 2003 (unaudited)
       Publicly-traded equity stocks       $    5,075,009         954,449          (84,740)       5,944,718
       Mutual funds                             1,904,484          74,421         (125,010)       1,853,895
       Corporate bonds                          1,371,791         165,709               --        1,537,500
       Government bonds                           678,421          34,947           (2,508)         710,860
                                           --------------- ---------------- ---------------- ----------------
                                           $    9,029,705       1,229,526         (212,258)      10,046,973
                                           =============== ================ ================ ================


       A summary of proceeds from the sale of investment securities available for sale, as well as gross realized gains and losses for the years ended December 31, 2004 and 2003, is as follows:

                                                                            (unaudited)        (unaudited)
                                                             2004               2003               2002
                                                      ------------------ ------------------ -------------------
       Proceeds                                     $       5,143,605          2,548,443          6,040,081
                                                      ------------------ ------------------ -------------------
       Gross realized gains                                   664,993            129,432            433,328
                                                      ------------------ ------------------ -------------------
       Gross realized losses                                  (58,051)          (187,888)        (2,045,525)
                                                      ================== ================== ====================


       The contractual maturities of investments available for sale at December 31, 2004 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

       Due in less than one year           $       302,920
       Due in one to five years                  1,132,792
                                           -------------------
                                                 1,435,712
       Non-debt securities                       7,858,705
                                           -------------------
                                           $     9,294,417
                                           ===================


       Management believes cost of equity investments approximates fair value and fully expects to receive all principal and interest related to each of the underlying investments. Further, management expects to realize no actual loss related to any of the underlying investments at any time in the future and accordingly has not recognized any loss at December 31, 2004.

       A summary of investment income for the years ended December 31, 2004, 2003 and 2002 is as follows:

                                                                            (unaudited)        (unaudited)
                                                             2004               2003               2002
                                                      ------------------ ----------------- --------------------
       Interest                                       $       647,305            458,722            368,160
       Dividend                                               210,523            160,203            108,568
       Realized gains (losses), net                           606,942            (58,456)        (1,612,197)
       Amortization of bond premiums and discounts, net        57,766             56,977             35,851
       Capital gains distributions                                661                521                912
       Investment fees                                        (60,538)           (53,073)           (41,341)
                                                      ------------------ ----------------- --------------------
                                                      $     1,462,659            564,894         (1,140,047)
                                                      ================== ================= ====================

5      NOTES RECEIVABLE

       A summary of notes receivable at December 31, 2004 and 2003 is as follows:


                                                                                                (unaudited)
                                                                                       2004         2003
                                                                               ----------------- --------------
       Note  receivable  from an affiliate of a stockholder  with principal     $    3,220,000      1,730,000
       and interest  accruing at prime rate plus 1.00%  (effective  rate of
       6.25% at December 31, 2004) due at maturity on December 31, 2006

       Note  receivable  from an affiliate of a stockholder  with principal          1,875,000      1,125,000
       and  interest  accruing at 10.00% due at  maturity  on December  31,
       2005

       Note  receivable  from a  stockholder  with  principal  and interest            530,000             --
       accruing  at prime rate  (effective  rate of 5.25% at  December  31,
       2004) due at maturity on December 31, 2005

       Note  receivable  from  a  third  party  with  interest  at  8%  due            500,000        500,000
       quarterly  and  principal  due at  October  31,  2004  secured by an aircraft and a personal guarantee (subsequently collected in full)

       Note  receivable  from a stockholder  with interest paid annually at            400,202        400,202
       prime  rate plus  0.50%  (effective  rate of 5.75% at  December  31,
       2004) and principal due at maturity on December 31, 2005

       Note  receivable  from  a  third  party  with  interest  at  6%  due            389,001          3,000
       quarterly and principal due on demand

       Note  receivable  from an affiliate of a  stockholder  with interest            145,000             --
       paid monthly at 5.50% and  principal  due monthly from November 2005 through  October  2010  secured by a second  mortgage on  borrower's corporate facility

       Note  receivable  from an affiliate of a  stockholder  with interest            125,000             --
       paid annually at prime rate plus 0.50%  (effective  rate of 5.75% at
       December  31,  2004) and  principal  due at maturity on December 31,
       2006

       Note  receivable  from a  stockholder  with  principal  and interest             91,544             --
       accruing at 15%  due at maturity on July 31, 2005

       Note  receivable  from a  stockholder  with  principal  and interest                 --        103,464
       accruing at 15%  due at maturity on July 31, 2004
                                                                                ---------------- --------------
                                                                                $    7,275,747      3,861,666
                                                                                ================ ==============


6      PREFERRED STOCK

       In 1996, Cibola issued 9,979, 3,370 and 2,851 shares of, Series A, Series B and Series C preferred stock, respectively. In the event of any voluntary or involuntary dissolution, the preferred stock has a liquidation preference over the common stock of $50 million. The preferred stockholders are not entitled to receive dividends.

       The preferred stock provides for individual sinking funds for Series A, Series B and Series C. The sinking fund provides for a periodic irrevocable pro rata transfer of excess cash flows to each sinking fund. The assets that are included on the balance sheet at December 31, 2004 are allocated to the sinking funds as follows:

                                                  (unaudited)
                                    2004              2003
                            ------------------ -------------------

       Series A             $    14,459,918         11,280,958
       Series B                   4,583,032          3,596,452
       Series C                   4,274,325          3,520,883
                            ------------------ -------------------
                            $    23,317,275         18,398,293
                            ------------------ -------------------


       The Series A, B and C preferred stockholders also own 36,000 shares of common stock.

7      NOTES RECEIVABLE - COMMON STOCK

       During April 1996, The Beard Company purchased 144,000 shares of Cibola's common stock. Such ownership represents 80% of the common stock outstanding. The $1,440,000 purchase price was paid with cash and a $1,438,560 note receivable. The note receivable balance remains at $1,438,560. Interest is payable semiannually at 8.25%. The note receivable is due June 30, 2006.

8      INCOME TAXES

       Income tax expense represents the amounts due to Beard under the tax sharing arrangement. The deferred tax liability at December 31, 2004 and 2003 consists of the tax effect of the net unrealized gains on investment securities. Cibola has no deferred tax assets at December 31, 2004.

9      MAJOR CUSTOMER AND MAJOR SUPPLIER

       As discussed in note 1, all of the natural gas purchases are generated from one supplier and all of the natural gas sales are generated from one customer. The associated risks are significant. In the event one of the third parties failed to meet its obligation, Cibola would have to go to the current natural gas markets to satisfy Cibola's obligation by buying or selling at the then current price. The prices obtained in the current natural gas markets could result in a significant loss to Cibola. Both third parties have historically met their obligation. Cibola does not expect either third party to fail to meet its obligations.

10     UNCONDITIONAL PURCHASE COMMITMENTS

       As discussed in note 1, Cibola has entered into unconditional purchase commitments during 1996 and 1997 for natural gas that Cibola will use to satisfy its long term sales commitments. The purchase commitments covered by the two agreements are with one supplier. This commitment is not recorded on Cibola's balance sheet. Cibola purchased $4.3 million of natural gas under this commitment during 2005. Cibola's future obligation (undiscounted) under these purchase commitments approximates $2.9 million.

11     SUBSEQUENT EVENTS

       Effective December 1, 2005, Cibola's minority stockholders exercised an option to purchase the 144,000 shares of common stock owned by Beard.

       In January 2006, Cibola redeemed the Series B and Series C preferred stock and the common stock held by the Series B and Series C preferred stockholders. As a result, the sinking funds associated with Series B and Series C with certain holdbacks were distributed to the respective preferred stockholders.